EXHIBIT 23.1




INDEPENDENT  AUDITORS'  CONSENT


We consent to the incorporation by reference in this Registration Statement of Weingarten Realty Investors on Form S-4 of our report dated February 28, 2001 (October 24, 2001 as to Note 17), appearing in the Annual Report on Form 10-K/A of Weingarten Realty Investors for the year ended December 31, 2000, our report dated January 26, 2001 (relating to the Statement of Revenue and Certain Expenses of Westland Fair Shopping Center for the year ended December 31, 1999), our report dated January 31, 2001 (relating to the Statement of Revenue and Certain Expenses of Kohl's Shopping Center for the year ended December 31,
1999), and our report dated March 19, 2001 (relating to the Statement of Revenue and Certain Expenses of Regency Park Shopping Center for the year ended June 30,
2000) appearing in the Current Report on Form 8-K of Weingarten Realty Investors filed with the Securities and Exchange Commission on March 22, 2001, our report dated June 6, 2001 (relating to the Statement of Revenue and Certain Expenses of the Golden State Portfolio for the year ended December 31, 2000) appearing in the Current Report on Form 8-K of Weingarten Realty Investors filed with the Securities and Exchange Commission on June 18, 2001, and our report dated September 13, 2001 (relating to the Statement of Revenue and Certain Expenses of the Colonial Plaza Market Center for the year ended December 31, 2000) appearing in the Current Report on Form 8-K of Weingarten Realty Investors filed with the Securities and Exchange Commission on October 29, 2001 and to the reference to us under the heading "Experts" in the Prospectus , which is part of this Registration Statement.


DELOITTE  &  TOUCHE  LLP
Houston,  Texas
November  15,  2001